EXHIBIT 10.2

THIRD AMENDMENT TO CREDIT AGREEMENT

        THIS THIRD AMENDMENT TO CREDIT AGREEMENT (“Amendment”), dated as of March 8, 2004, is made by and among WESTMORELAND MINING LLC, a Delaware limited liability company (the “Borrower”), the GUARANTORS (as defined in the Credit Agreement hereinafter referred to), EACH OF THE BANKS (as defined in the Credit Agreement), and PNC BANK, NATIONAL ASSOCIATION, as agent for the Banks (the “Agent”).

WITNESSETH:

        WHEREAS, the parties hereto entered into that certain Credit Agreement, dated as of April 27, 2001, as amended by that certain First Amendment to Credit Agreement, dated as of August 15, 2001, and as amended by that certain Amendment No. 2 to Credit Agreement, dated as of February 27, 2002, by and among the Borrower, the Guarantors, the Agent, and the Banks (the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings given to them under the Credit Agreement;

        WHEREAS, the Borrower has requested that the Banks amend certain provisions of the Credit Agreement including a reduction of the Revolving Credit Commitments from an aggregate total of $20,000,000 to a total of $12,000,000; and

        WHEREAS, the parties hereto agree to amend the Credit Agreement on the terms and conditions set forth below.

        NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, covenant and agree as follows:

       1.      Amendment to Definitions.

       (a)    Amended Definitions.

(i) The definitions of Consolidated Net Worth, Expiration Date, Permitted Affiliate Transactions, and Term Loan Agreement, set forth in Section 1.1 to the Credit Agreement shall be amended and restated as follows:

“Consolidated Net Worth shall mean as of any date of determination consolidated stockholders’ equity of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP, but specifically excluding the cumulative effect on stockholders’ equity arising from (i) Non-Cash Income Tax Expense and (ii) 75% of Other Non-Cash Expenses.”

“Expiration Date shall mean, with respect to the Revolving Credit Commitments, April 27, 2007.”

“Permitted Affiliate Transactions means: (i) the services to be provided and fees payable under the Management Agreement or pursuant to Section 10.5(c) of the Term Loan Agreement, (ii) upon the occurrence and during the continuance of a force majeure event (that arises through no fault of the Loan Parties) under any Coal Supply Contract and that prevents the Loan Parties from supplying the buyers with the requested amount of coal thereunder, sales of coal from any member of the Parent Group to any of the Loan Parties to satisfy the requests of the buyers under such Coal Supply Contract so long as the terms and conditions of the transaction are commercially reasonable in all respects (including at a price that enables such Loan Party to earn a reasonable profit from the transaction and otherwise on terms and conditions no less favorable to such Loan Party than those offered by independent third parties) and so long as such supply by the member of the Parent Group is more favorable to the Borrower than supply of such coal by any other Loan Party able to supply it, (iii) in the event that any buyers of coal under a Coal Supply Contract increases its demands for coal under such agreement beyond the ability of the Loan Party to the Coal Supply Contract to satisfy such requirements, a member of the Parent Group shall be permitted to bid on and supply coal to such buyer, provided that such action in no way reduces the amount of coal that is to be supplied by the Loan Party under the Coal Supply Contract at such time or in the future, (iv) in the event that the Loan Parties have excess coal production (beyond the needs of the buyers under the Coal Supply Contracts) available for sale to non-Affiliate third parties, a member of the Parent Group shall be permitted to act as a broker for the Loan Parties in such sales and shall be entitled to a brokerage fee that is typical in the marketplace for providing such services (such brokerage fees at the time of Closing would be in the range of $0.25 to $0.50 per ton of coal sold) and (v) to the extent that any Coal Supply Contract permits the buyer of coal thereunder to require that coal be obtained from a source other than the Loan Parties, a member of the Parent Group shall be permitted to sell coal to such buyer so long as the buyer pays the fee associated with such activity in accordance with the Coal Supply Contract; provided, however, that no such transaction referred to in any of the foregoing clauses (i) through (v) shall constitute a Permitted Affiliate Transaction unless it is consummated on terms and conditions that are commercially reasonable in light of prevailing market conditions relative to the subject matter of such transaction and that, when considered as a whole, are generally similar to the terms and conditions that would obtain in a comparable transaction consummated between unaffiliated parties.”

“Term Loan Agreement shall mean that certain Term Loan Agreement by and among Borrower, the Guarantors, and the financial institutions party thereto, dated as of April 27, 2001, as amended by that certain First Amendment to Term Loan Agreement, dated as of August 15, 2001, as amended by that certain Second Amendment to Term Loan Agreement, dated as of February 27, 2002, and as amended by that certain Third Amendment to Term Loan Agreement, dated as of March 8, 2004.”

(ii) Clause (i) to the definition of Permitted Investments set forth in Section 1.1 to the Credit Agreement shall be amended and restated as follows:

“(i) direct obligations of the United Stated of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America or obligations of state or local governments rated not lower than AAA/Aaa by Standard & Poor's or Moody's maturing no later than twelve months from the date of acquisition, except with respect to any investments of funds deposited to the credit of the Series B Trust Account, no later than December 31, 2008.”

        (b)    Additional Definitions. Section 1.1 to the Credit Agreement shall be amended by inserting the following definitions alphabetically into the list of defined terms:

“Other Non-Cash Expenses shall mean all reclamation amounts, pension accruals, medical retiree accruals and all other non-cash charges or expenses (other than Non-Cash Income Tax Expenses) of the Borrower and the other Loan Parties that would otherwise be deducted in determining Consolidated Net Worth in accordance with GAAP, less all cash payments in respect of matters of the same character as those regarding which any such amounts, accruals or other non-cash charges or expenses are determined.”

“Series C Notes shall have the meaning ascribed to that term in the Term Loan Agreement.”

“Series D Notes shall have the meaning ascribed to that term in the Term Loan Agreement.”

        2.      Amendments to Credit Agreement.

        (a)    Revolving Credit Loan Requests. Section 2.5 [Revolving Credit Loan Requests] of the Credit Agreement shall be amended and restated as follows:

       “2.5   Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Agent, not later than 12:00 noon, Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans; and (ii) on the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $500,000 and not less than $500,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.”

        (b)     Revolving Credit Interest Rate Options. Subsections (i) and (ii) of Section 4.1.1 [Revolving Credit Interest Rate Options] of the Credit Agreement shall be amended and restated as follows:

“4.1.1 Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus 1.50%, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus 3.00%.”

        (c)     Right to Prepay. Section 5.4.1 [Right to Prepay] of the Credit Agreement shall be amended and restated as follows:

“5.4.1 Right to Prepay..

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.4.2 below or in Section 5.6 [Additional Compensation in Certain Circumstances]):

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies,

(iii) on the date specified in a notice by any Bank pursuant to Section 4.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. on the date of prepayment of Loans (except with respect to repayments under Section 4.4) setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

(y) the total principal amount of such prepayment, which shall not be less than $500,000.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Agent’s and Bank’s rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Banks under Section 5.6.2 [Indemnity].”

        (d)    Anti-Terrorism Laws. Section 6 [Representations and Warranties] of the Credit Agreement shall be amended by inserting a new subsection 6.1.37 [Anti-Terrorism Laws] immediately following the existing subsection 6.1.36 as follows:

“6.1.37 Anti-Terrorism Laws.

None of the Loan Parties (i) is a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) knowingly engages in any dealings or transactions, or is otherwise knowingly associated, with any such Person. None of the Loan Parties is or will be in violation of the Uniting and Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), except for any such violation which would not, either alone or together with all other such violations, constitute or be reasonably likely to result in a Material Adverse Change.”

        (e)    Indebtedness. Clause (ii) of Section 8.2.1 [Indebtedness] of the Credit Agreement shall be amended and restated as follows:

“(ii) Indebtedness evidenced by the Series B Notes, the Series C Notes and the Series D Notes issued pursuant to the Term Loan Agreement, provided that the maximum principal amount of loans and extensions of credit provided therein shall not be increased from the amount contemplated by the Third Amendment to Term Loan Agreement dated March 8, 2004;”

        (f)    Dividends and Related Distributions. Section 8.2.5 [Dividends and Related Distributions] of the Credit Agreement shall be amended and restated as follows:

“8.2.5 Dividends and Related Distributions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock, partnership interests or limited liability company interests (or warrants, options or rights therefor) except that, so long as no Potential Default or Event of Default is in existence or would result therefrom, the Borrower may (a) make distributions to the Parent as and to the extent permitted in Section 9.1(m) of the Term Loan Agreement, (b) pay the Management Fee to the Parent to the extent permitted under Section 8.1.19, and (c) (i) make distributions to the Parent (including without limitation, repayment of accrued obligations of the Borrower to the Parent) from the proceeds of the sale of the Series C Notes and the Series D Notes and (ii) make payments to the Parent, from the proceeds of the sale of the Series C Notes and the Series D Notes, in an amount equal to the amount of the tax benefits conferred on the Borrower by the Parent through the expenditure of the Parent’s net operating loss carryforwards under the Internal Revenue Code, but he amount paid or distributed by the Borrower to the Parent under this clause (c) shall not exceed the full amount of the proceeds of the Series C Notes and the Series D Notes. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any contract or agreement which restricts in any manner the payment by Borrower’s Subsidiaries of dividends and distributions to the Borrower or any other Loan Party.”

        (g)    Minimum Debt Service Coverage Ratio. Section 8.2.17 [Minimum Debt Service Coverage Ratio] of the Credit Agreement shall be amended and restated as follows:

“8.2.17 Minimum Debt Service Coverage Ratio.

The Loan Parties shall not permit the Debt Service Coverage Ratio to be less than the ratio set forth below for the periods specified below, calculated as of the end of each fiscal quarter after the Closing Date based upon the immediately preceding four fiscal quarters (provided, however, for periods ending on or before March 31, 2002, in lieu of using the preceding four fiscal quarters, the above computation shall be determined by annualizing the Consolidated EBITDA for the period from the Closing Date through the date of determination):

Period	Ratio

Closing Date through December 31, 2001	1.15 to 1.00

January 1, 2002 through December 31, 2003	1.15 to 1.00

January 1, 2004 through September 30, 2005	1.15 to 1.00

October 1, 2005 through September 30, 2006	0.90 to 1.00

October 1, 2006 through September 30, 2007	1.05 to 1.00

October 1, 2007 and thereafter	1.15 to 1.00”

        (h)    Maximum Leverage Ratio. Section 8.2.18 [Maximum Leverage Ratio] of the Credit Agreement shall be amended and restated as follows:

“8.2.18 Maximum Leverage Ratio.

The Loan Parties shall not permit the ratio of Consolidated Total Indebtedness of the Borrower and its Subsidiaries to Consolidated EBITDA to exceed the ratio set forth below for the periods specified below, calculated at the end of each fiscal quarter specified during such period based upon the immediately preceding four fiscal quarters (provided, however, for periods ending on or before March 31, 2002, in lieu of using the preceding four fiscal quarters, the above computation shall be determined by annualizing the Consolidated EBITDA the period from the Closing Date through the date of determination):

Period	Ratio

Closing Date through December 31, 2001	2.25 to 1.00

January 1, 2002 through December 31, 2003	2.00 to 1.00

January 1, 2004 through September 30, 2006	2.25 to 1.00

October 1, 2006 through September 30, 2007	1.75 to 1.00

October 1, 2007 and thereafter	1.50 to 1.00”

        (i)    Maximum Consolidated Total Indebtedness to Consolidated Total Capitalization. Section 8.2.19 [Maximum Consolidated Total Indebtedness to Consolidated Total Capitalization] of the Credit Agreement shall be amended and restated as follows:

“8.2.19 Maximum Consolidated Total Indebtedness to Consolidated Total Capitalization.

The Loan Parties shall not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization of the Borrower and its Subsidiaries, as determined at the end of each fiscal quarter, to exceed the ratio set forth below.

Testing Date	Ratio

December 31, 2001 through the fiscal quarter ending September 30, 2005	.75 to 1.00

December 31, 2005 through the fiscal quarter ending September 30, 2006	.65 to 1.00

December 31, 2006 through the fiscal quarter ending September 30, 2007	.55 to 1.00

December 31, 2007 and thereafter	.40 to 1.00

        (j)    Events of Default. Section 9.1 [Events of Default] of the Credit Agreement shall be amended by inserting a new subsection 9.1.12 immediately following the existing subsection 9.1.11 as follows:

“9.1.12 Loss of Bonding Capacity.

(i) Any of the Loan Parties shall fail to maintain sufficient mine bonding capacity to be able to conduct its operations substantially as contemplated by the mining plans used in preparing the Financial Projections provided to the Agent, or (ii) any of the Loan Parties shall default in the compliance with or the performance of its surety bonding agreements and obligations (including, but not limited to any default in the payment of outstanding reimbursement claims owing in connection with any of the bonds outstanding) and in either case, such default is not remedied within 30 days.”

        (k)    Confidentiality. Section 11.12.1 [General] of the Credit Agreement is hereby amended by inserting the following text at the end of the existing paragraph:

“Notwithstanding anything herein to the contrary, the information subject to this Section 11.12.1 shall not include, and the Agent and each Bank may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Bank relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that, in either case, contains information concerning the tax treatment or tax structure of the transaction, as well as other information, this sentence shall only apply to such portions of the document or similar items that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.”

        3.      Amendments to Certain Schedules to Credit Agreement.

        (a)    Schedule 1.1(B) [Commitments of Banks and Addresses for Notices] shall be amended and restated in the form of Schedule 1.1(B) hereto.

        (b)    Schedules 6.1.1, 6.1.2, 6.1.3, 6.1.7, 6.1.8, 6.1.9, 6.1.19, 6.1.21, 6.1.23, 6.1.25, 6.1.28 and 6.1.30 (Disclosure Schedules) are hereby amended and restated, as of the date hereof, as set forth on Schedule 6.1.1, Schedule 6.1.2, Schedule 6.1.3, Schedule 6.1.7, Schedule 6.1.8, Schedule 6.1.9, Schedule 6.1.19, Schedule 6.1.21, Schedule 6.1.23, Schedule 6.1.25, Schedule 6.1.28, and Schedule 6.1.30 hereto

        (c)    Schedule 8.2.1 [Indebtedness] shall be amended and restated in the form of Schedule 8.2.1 hereto.

        (d)    Schedule 8.2.16 [Capital Expenditures and Leases] shall be amended and restated in the form of Schedule 8.2.16 hereto.

        (e)    Schedule 8.2.20 [Operating Leases] shall be amended and restated in the form of Schedule 8.2.20 hereto.

        4.      Consent and Waiver. Notwithstanding anything contained in Section 8.2.14 [Changes in Organizational Documents] of the Credit Agreement to the contrary and without regard to any limitations set forth therein, the Borrower shall be permitted to amend the Amended and Restated Limited Liability Company Agreement of Westmoreland Mining LLC in substantially the form of Exhibit B hereto.

        5.      Representations and Warranties.

        (a)    Warranties Under the Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement, after giving effect hereto, are true and correct on and as of the date hereof with the same force and effect as though made by the Borrower on such date, except to the extent that any such representation or warranty expressly relates solely to a previous date (in which case such representation and warranty shall be true and correct as of such previous date) or is the subject of transactions permitted under the Credit Agreement. No Event of Default or Potential Default has occurred and is continuing or exists.

        (b)    Power and Authority; Validity and Binding Effect; No Conflict. The Borrower and each other Loan Party has full power to enter into, execute, deliver and carry out this Amendment, and such actions have been duly authorized by all necessary proceedings on its part. This Amendment has been duly and validly executed and delivered by the Borrower and each other Loan Party. This Amendment constitutes the legal, valid and binding obligation of the Borrower and each other Loan Party which is enforceable against Borrower and each other Loan Party in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or by general equitable principles limiting the availability of specific performance or other equitable remedies. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of any organizational documents of Borrower or any other Loan Party or (ii) any Law or any agreement or instrument or other obligation to which Borrower or any other Loan Party is a party or by which it or any of the other Loan Parties is bound, or result in the creation or enforcement of any Lien upon any property of Borrower or any other Loan Party other than as set forth in the Security Documents.

        (c)    Consents and Approvals; No Event of Default. No consent, approval, exemption, order or authorization of any person or entity other than, as the case may be, the parties hereto is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Amendment. No event has occurred and is continuing and no condition exists or will exist after giving effect to this Amendment which constitutes an Event of Default.

        (d)    Authorized Officer. The individual executing this Amendment on behalf of the Borrower and each other Loan Party, is authorized to execute and deliver this Amendment on behalf of the Borrower and each other Loan Party, and holds the office(s) with the Borrower and each other Loan Party, as the case may be, set forth below his signature to this Amendment.

        6.      Conditions Precedent.

        The effectiveness of this Amendment is expressly conditioned upon satisfaction of each of the following conditions precedent (as determined by the Required Banks in their sole discretion):

        (a)    Execution. The Borrower and the Required Banks shall have executed this Amendment and each of the Banks shall have received a counterpart original or a true and correct copy hereof.

        (b)    Amendment of Term Loan Agreement. The Borrower, the Guarantors and the note holders party to the Term Loan Agreement shall have entered into an amendment to the Term Loan Agreement providing for amendments to the terms thereof consistent with the amendments to the Credit Agreement provided for herein (it being understood that such amendment to the Term Loan Agreement contains additional amendments, such as providing for the issuance of the Series C Notes and the Series D Notes); such amendment shall be in form and substance reasonably acceptable to the Banks and shall be in full force and effect; and each Bank shall have received a true and correct copy thereof.

        (c)    Representations and Warranties. Each of the representations and warranties under Section 5 hereof are true and correct on the date hereof.

        (d)    Confirmation of Loan Documents. Each Loan Party (other than the Borrower) shall have duly executed and delivered to the Agent the Confirmation of Loan Documents in the form attached hereto as Exhibit A.

        (e)    Organization, Authorization and Incumbency. There shall be delivered to the Agent for the benefit of each Bank a certificate, dated as of the date hereof and signed by the Secretary or an Assistant Secretary of each Loan Party, certifying as appropriate as to:

(i) all action taken by such Loan Party in connection with this Amendment and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Amendment and the other documents executed and delivered in connection herewith and described in this Section 5 and the true signatures of such officer or officers and specifying the officers authorized to act on behalf of each Loan Party for purposes of the Loan Documents and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation and bylaws if it is a corporation, its certificate of partnership and partnership agreement if it is a partnership, and its certificate of organization and limited liability company operating agreement if it is a limited liability company, in each case as in effect on the date hereof, certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each of the Loan Parties in each state where organized or qualified to do business.

        7.      Incorporation into Credit Agreement.

        This Amendment shall be incorporated into the Credit Agreement by this reference. All representations, warranties, Events of Default and covenants set forth herein shall be a part of the Credit Agreement as if originally contained therein.

        8.      Reimbursement of Expenses.

        The Borrower unconditionally agrees to pay and reimburse each of the Banks and save each of the Banks harmless against liability for the payment of all out-of-pocket costs, expenses and disbursements, including without limitation, reasonable fees and expenses of counsel incurred by any of the Banks in connection with the development, preparation, execution, administration, interpretation or performance of this Amendment and all other documents or instruments to be delivered or recorded in connection herewith.

        9.      Severability.

        Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

        10.      Entire Agreement.

        This Amendment sets forth the entire agreement and understanding of the parties with respect to the amendment to the Credit Agreement contemplated hereby and supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to such amendment. No representation, promise, inducement or statement of intention has been made by any party which is not embodied in this Amendment, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not set forth herein.

        11.      Force and Effect.

        The Borrower reconfirms, restates, and ratifies the Credit Agreement, and all other documents executed in connection therewith except to the extent any such documents are expressly modified by this Amendment and Borrower confirms that all such documents have remained in full force and effect since the date of their execution.

        12.      Governing Law.

        This Amendment shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania.

        13.      Counterparts.

        This Amendment may be signed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

        IN WITNESS WHEREOF, the parties hereto by their officers duly authorized, have executed this Amendment as of the day and year first above written with the intention that it constitute a sealed instrument.

ATTEST:	WESTMORELAND MINING LLC

/s/ W.Michael Lepchitz	By: /s/ Ronald H. Beck (Seal)
Name: Ronald H. Beck
Title: Vice President and Treasurer

[SIGNATURE PAGE - THIRD AMENDMENT TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually as a Bank and as Agent

By: /s/ Christopher N. Moravec
Name: Christopher N. Moravec
Title: Senior Vice President